INTERNATIONAL SPEEDWAY CORPORATION
1801 West International Speedway Boulevard
Daytona Beach, Florida 32114

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of International Speedway Corporation:

The Annual Meeting of the Shareholders of International Speedway Corporation will be held at

DAYTONA USA, 1801 West International Speedway Boulevard, Daytona Beach, FL 32114 on Wednesday, the 6th day of April 2005, commencing at 9:30 A.M., for the following purposes:

(a)       To elect four (4) Directors of the Corporation.

(b)       To transact such other business as may properly come before the meeting.

ALL Shareholders of record as of January 31, 2005, will be entitled to vote, either in person or by proxy.
Due to logistical considerations, please be present by 9:15 A.M.
Shareholder registration tables will open at 9:00 A.M.

By Order of the Board of Directors

W. Garrett Crotty Senior Vice President, Secretary and General Counsel
March 4, 2005

INTERNATIONAL SPEEDWAY CORPORATION
1801 West International Speedway Boulevard
Daytona Beach, Florida 32114

INFORMATION STATEMENT
Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
and Regulation 14C and Schedule 14C thereunder

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

This Information Statement has been filed with the Securities and Exchange Commission (the "SEC") and is first being mailed on or about March 4, 2005 to holders of record on January 31, 2005 (the "Record Date") of shares of all classes of the common stock of International Speedway Corporation, a Florida corporation. This Information Statement relates to an Annual Meeting of Shareholders and the only matter to be acted upon at the meeting is the election of directors.

You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 14C and Schedule 14C thereunder.

TABLE OF CONTENTS

TABLE OF CONTENTS

DATE, TIME AND PLACE INFORMATION

VOTING SECURITIES AND PRINCIPAL HOLDERS

DIRECTORS AND OFFICERS

Certain Relationships and Related Transactions

Section 16(a) Beneficial Ownership Reporting Compliance

Director Meetings and Committees

Director Nomination Process

Shareholder Communications to the Board

Code of Ethics

REPORT OF THE AUDIT COMMITTEE

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Audit Fees

Audit-Related Fees

Tax Fees

All Other Fees

Audit Committee Pre-approval Policies and Procedures

COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Performance Graph

Executive Compensation

VOTING PROCEDURE

Dissenters' Right of Appraisal

AVAILABLE INFORMATION

DATE, TIME AND PLACE INFORMATION

Our Annual Meeting of Shareholders will be held on Wednesday, April 6, 2005 commencing at 9:30 A.M. at DAYTONA USA, 1801 West International Speedway Boulevard, Daytona Beach, Florida, 32114. Shareholder registration tables will open at 9:00 A.M. The mailing address of our principal executive offices is 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

VOTING SECURITIES AND PRINCIPAL HOLDERS

This Information Statement is being mailed on or about March 4, 2005 to all of our shareholders of record as of the Record Date. The Record Date for the Annual Meeting is January 31, 2005. As of the Record Date, we had 28,993,928 shares of class A common stock and 24,276,242 shares of class B common stock issued and outstanding. Each share of the class A common stock is entitled to one-fifth of one vote on matters submitted to shareholder approval or a vote of shareholders. Each share of the class B common stock is entitled to one vote on matters submitted to shareholder approval or a vote of shareholders.

	Number of Shares of Common Stock Beneficially Owned (2)		Percentage of Common Stock Beneficially Owned		Percentage of Combined Voting Power of
Name of Beneficial Owner (1)	Class A (3)	Class B (4)	Class A (5)	Class B (6)	Common Stock (7)
France Family Group (8)	18,710,992	18,629,270	39.29%	76.74%	62.00%
James C. France (9)	13,061,613	13,036,370	31.08%	53.70%	43.36%
William C. France (10)	13,055,677	13,021,500	31.07%	53.64%	43.32%
George S. Leoning (11)	3,627,084		12.51%		2.41%
Select Equity Group, Inc. (12)	3,627,084		12.51%		2.41%
Edward C. Johnson 3d (13)	1,914,549		6.60%		1.27%
Abigail P. Johnson (14)	1,914,549		6.60%		1.27%
FMR Corp. (15)	1,914,549		6.60%		1.27%
Columbia Wanger Asset Mgmt (16)	1,850,000		6.38%		1.23%
Lesa D. Kennedy (17)	888,812	867,407	2.98%	3.57%	2.90%
Brian Z. France (18)	236,078	235,181	0.81%	0.97%	0.78%
Raymond K. Mason	152,125	146,665	0.52%	0.60%	0.49%
Thomas W. Staed (19)	32,105	3,639	0.11%	0.01%	0.03%
John R. Saunders	24,647	11,286	0.08%	0.05%	0.05%
H. Lee Combs	21,558	12,043	0.07%	0.05%	0.05%
J. Hyatt Brown (20)	15,051	9,000	0.05%	0.04%	0.03%
Lloyd E. Reuss	13,925		0.05%		0.01%
W. Garrett Crotty	11,690	2,784	0.04%	0.01%	0.02%
John E. Graham, Jr.	11,428		0.04%		0.01%
Gregory W. Penske (21)	11,395		0.04%		0.01%
Susan G. Schandel	11,077	1,950	0.04%	0.01%	0.01%
Christy F. Harris (22)	10,475	150	0.04%	0.00%	0.01%
W. Grant Lynch, Jr.	8,678		0.03%		0.01%
Edward H. Rensi	6,172	1,500	0.02%	0.01%	0.01%
Paul D.H. Phipps	4,236		0.01%		0.00%
Daniel W. Houser	3,822		0.01%		0.00%
Leslie A. Richter	3,777		0.01%		0.00%
Glenn R. Padgett	3,387		0.01%		0.00%
Larry Aiello, Jr.	2,035		0.01%		0.00%
William P. Graves	1,014		0.00%		0.00%
All directors and executive officers
as a group (23 persons)(23)	18,255,538	18,014,236	38.81%	74.21%	60.05%

The preceding table sets forth information regarding the beneficial ownership of our class A common stock and our class B common stock as of the Record Date by:
  All persons known to us who beneficially own 5% or more of either our class A common stock or our class B common stock;
  Each person who served as our chief executive officer in Fiscal 2004 and each of our other four most highly compensated executive officers in Fiscal 2004;
  Each of our directors; and
  All of our directors and officers as a group.

As described in the notes below to the table, voting and/or investment power with respect to certain shares of common stock is shared by the named individuals. Consequently, such shares may be shown as beneficially owned by more than one person.

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(1)      Unless otherwise indicated the address of each of the beneficial owners identified is c/o the Company, 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.
(2)      Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.
(3)      Reflects the aggregate number of shares held by the named beneficial owner assuming (i) the exercise of any options to acquire shares of class A common stock that are held by such beneficial owner that are exercisable within 60 days and (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock.
(4)      Assumes no conversion of shares of class B common stock into shares of class A common stock.
(5)      Assumes (i) the exercise of any options to acquire shares of class A common stock that are held by the named beneficial owner that are exercisable within 60 days, (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock, and (iii) the assumption that no other named beneficial owner has exercised any such options or converted any such shares.
(6)      Reflects current ownership percentage of named beneficial owner's shares of class B common stock without any conversion of shares of B common stock into shares of class A common stock.
(7)      Assumes no exercise of options or conversion of shares of class B common stock into shares of class A common stock
(8)      The France Family Group consists of William C. France, James C. France, members of their families and entities controlled by the natural person members of the group. A complete list of all the members of the France Family Group can be found in its 12th amendment to Schedule 13G which was filed with the SEC on February 14, 2005. Amounts shown reflect the non-duplicative aggregate of 81,722 Class A and 18,629,270 Class B shares indicated in the table as beneficially owned by James C. France, William C. France, Lesa France Kennedy and Brian Z. France, as well as 1,651,659 Class B shares held beneficially by the adult children of James C. France. See footnotes (10), (11), (12) and (16).
(9)      Includes (i) 1,500 Class B shares held of record by Sharon M. France, his spouse, (ii) 8,593,482 Class B shares held of record by Western Opportunity Limited Partnership ("Western Opportunity"), (iii) 1,902,465 Class B shares held of record by Carl Investment Limited Partnership ("Carl"), (iv) 42,998 Class B shares held of record by Quaternary Investment Company, (v) 2,106,906 Class B shares held of record by Carl Two Limited Partnership ("Carl Two"), (vi) 80,502 Class B shares held of record by Auto Research Bureau ("ARB"), and (vii) 304,725 Class B shares held of record by SM Holder Limited Partnership. James C. France is the sole shareholder and director of (x) Principal Investment Company, one of the two general partners of Western Opportunity and (y) Quaternary Investment Company, the general partner of Carl. He is also the sole member of Carl Two, LLC, the general partner of Carl Two. Also see footnote (10). Does not include shares held beneficially by the adult children of James C. France.
(10)    Includes (i) 2,642 Class B shares held jointly with Betty Jane France, his spouse (ii) 8,593,482 Class B shares held of record by Western Opportunity, (iii) 4,344,874 Class B shares held of record by Polk City Limited Partnership ("Polk City"), and (iv) 80,502 Class B shares held of record by ARB. William C. France is the sole shareholder and director of each of (x) Sierra Central Corp., one of the two general partners of Western Opportunity and (y) Boone County Corporation, the general partner of Polk City. Also see footnote (9). Does not include the shares shown in the table as beneficially owned by Lesa France Kennedy and Brian Z. France, adult children of William C. France.
(11)    This owner's address is 380 Lafayette Street, 6th Floor, New York, New York 10003-6933. Includes shares beneficially owned by Select Equity Group, Inc. and Select Offshore Advisors, LLC.
(12)    This owner's address is 380 Lafayette Street, 6th Floor, New York, New York 10003-6933. Shares shown are also attributed to George S. Leoning. See footnote (11).
(13)    This owner's address is 82 Devonshire Street, Boston, Massachusetts 02109. Includes shares also shown as beneficially owned by Abigail P. Johnson and FMR Corp.
(14)    This owner's address is 82 Devonshire Street, Boston, Massachusetts 02109. Includes shares also shown as beneficially owned by Edward C. Johnson 3d and FMR Corp.
(15)    This owner's address is 82 Devonshire Street, Boston, Massachusetts 02109. Includes shares also shown as beneficially owned by Edward C. Johnson 3d and Abigail P. Johnson.
(16)    This owner's address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606-5016.
(17)    Includes (i) 1,500 Class B shares held jointly with Bruce Kennedy, her spouse (ii) 349,313 Class B shares held of record by BBL Limited Partnership, (iii) 225,996 Class B shares held of record by Western Opportunity, (iv) 1,500 Class B shares held as custodian for minor child, and (v) 249,692 Class B shares held as custodian for minor child through Western Opportunity. Mrs. Kennedy is the sole shareholder and a director of BBL Company, the sole general partner of BBL Limited Partnership.
(18)    Includes 4,498 Class B shares held of record by Zack Limited Partnership and 227,148 Class B shares held of record by Western Opportunity. Mr. France is the sole shareholder and director of Zack Company, the sole general partner of Zack Limited Partnership.
(19)    Owned jointly with Barbara Staed, his spouse.
(20)    Held of record as joint tenants with Cynthia R. Brown, his spouse.
(21)    Includes 1,563 Class A shares held by Patricia Durham Penske (his spouse) Trust.
(22)    Includes 500 Class A shares held by M. Dale Harris, his spouse, and 1,500 Class A shares held by Mr. Harris as trustee of a Profit Sharing Plan and Trust.
(23)    See footnotes (8) through (10) and footnotes (17) through (22).

DIRECTORS AND OFFICERS

As of the Record Date our officers, directors and nominees were as follows:

Name	Age	Position With ISC

William C. France	71	Chairman of the Board and Director
James C. France	60	Vice Chairman, Chief Executive Officer and Director
Lesa France Kennedy	43	President and Director
John R. Saunders	48	Executive Vice President and Chief Operating Officer
H. Lee Combs	51	Senior Vice President - Corporate Development
Susan G. Schandel	41	Senior Vice President, Chief Financial Officer and Treasurer
W. Garrett Crotty	41	Senior Vice President, Secretary and General Counsel
John E. Graham , Jr.	56	Vice President, Business Affairs and Corporate Communications
W. Grant Lynch , Jr.	51	Vice President
Leslie A. Richter	74	Vice President - Special Projects
Paul D. H. Phipps	58	Vice President and Chief Marketing Officer
Daniel W. Houser	53	Vice President, Controller, Chief Accounting Officer and Assistant Treasurer
Glenn R. Padgett	54	Vice President, Chief Counsel - Operations, Assistant Secretary & Chief Compliance Officer
Larry Aiello , Jr.	54	Director
J. Hyatt Brown	67	Director
Brian Z. France	42	Director
William P. Graves	52	Director
Christy F. Harris	59	Director
Raymond K. Mason , Jr.	49	Director
Gregory W. Penske	42	Director
Edward H. Rensi	60	Director
Lloyd E. Reuss	68	Director
Thomas W. Staed	73	Director

Our Board of Directors is divided into three classes, with regular three year staggered terms. Messrs. James C. France, Brian Z. France, Mason, and Reuss were elected to hold office until the annual meeting of shareholders to be held in 2005. Ms. Kennedy and Messrs. Aiello, Brown, Rensi and Staed were elected to hold office until the annual meeting of shareholders to be held in 2006. Messrs. William C. France, Graves, Harris and Penske were elected to hold office until the annual meeting of shareholders to be held in 2007.

For the election of directors at the Annual Meeting of Shareholders in April 2005, the Board has accepted the recommendation of the Nominating and Corporate Governance Committee and approved the nomination of Messrs. James C. France, Brian Z. France, Mason, and Reuss as directors to serve for a three-year term and hold office until the annual meeting of shareholders to be held in 2008.

William C. France and James C. France are brothers. Lesa France Kennedy and Brian Z. France are the children of William C. France. There are no other family relationships among our executive officers and directors.

Mr. William C. France, a director since 1958, has served as our Chairman of the Board since 1987 and served as Chief Executive Officer from 1981 to 2003.

Mr. James C. France, a director since 1970, has served as our Vice Chairman and Chief Executive Officer since the April 2003 annual meeting of directors. He previously served as our President and Chief Operating Officer from 1987 until 2003.

Ms. Lesa France Kennedy, a director since 1984, was appointed President of ISC in April 2003. Ms. Kennedy served as our Executive Vice President from January 1996 until April 2003, Secretary from 1987 until January 1996 and served as our Treasurer from 1989 until January 1996.

Mr. John R. Saunders was appointed Executive Vice President in April 2004 and since April 2003 has continued to serve as our Chief Operating Officer. He had served as Senior Vice President-Operations from July 1999 until April 2003, at which time he was appointed Senior Vice President and Chief Operating Officer. He had served as a Vice President since 1997 and was President of Watkins Glen International from 1983 until 1997.

Mr. H. Lee Combs was appointed Senior Vice President-Corporate Development in July 1999. He served as Senior Vice President-Operations since January 1996 until that date. Mr. Combs served as a Vice President and our Chief Financial Officer from 1987 until January 1996. Mr. Combs also served as one of our directors from 1987 until April 2003.

Ms. Susan G. Schandel, a Certified Public Accountant, became a Senior Vice President in April 2004. Ms. Schandel became a Vice President in July 1999 and since January 1996 has continued to serve as our Treasurer and Chief Financial Officer.

Mr. W. Garrett Crotty became a Senior Vice President in April 2004. Mr. Crotty was named a Vice President in July 1999 and since 1996 has served as Secretary and General Counsel.

Mr. John E. Graham, Jr., has served as Vice President of Business Affairs and Corporate Communications since August 2002. He had previously served as a Vice President and as President of Daytona International Speedway since November 1994.

Mr. W. Grant Lynch, Jr. has served as a Vice President and as President of Talladega Superspeedway since November 1993. He also served as President of Kansas Speedway since its inception in 1997 until 2002.

Mr. Leslie A. Richter has served as a Vice President since February 2000. Mr. Richter has served as the Executive Vice President of The California Speedway since November 1994.

Mr. Paul D.H. Phipps was appointed Vice President and Chief Marketing Officer in April 2004. Mr. Phipps had served as Vice President - Sales and Marketing from February 2001 until April 2004. Mr. Phipps was Executive Vice President of Major League Soccer for more than five years prior to that.

Mr. Daniel W. Houser, a Certified Public Accountant, became a Vice President in April 2004. Mr. Houser has been our Controller and Chief Accounting Officer for more than the past five years.

Mr. Glenn R. Padgett, a member of the Florida Bar, became a Vice President in April 2004. Mr. Padgett has served as Assistant Secretary for more than the past five years. He has been Chief Counsel - Operations and our Chief Compliance Officer since 1998.

Mr. Larry Aiello, Jr., a director since 2003, presently serves as the President and Chief Executive Officer of Corning Cable Systems, which is part of Corning, Inc. Mr. Aiello joined Corning, Inc. in 1973 in the Internal Audit Department and served in several positions in manufacturing from 1975 to 1981. He was named manager-Domestic Accounting in 1981, controller-Telecommunications Products Division in 1984, director-Control and Analysis in 1987 and assistant controller and director in 1989. He was named division vice president and director-Business Development and Planning, Opto-Electronics Group in 1990, general manager-Component Products Group in 1992, vice president and controller, Corning Incorporated in 1993, senior vice president-International and President-Corning International Corporation in 1997, senior vice president and chief of staff-Corning Optical Communications in 2000 and to his current position in 2002.

Mr. J. Hyatt Brown, a director since 1987, serves as the Chairman and Chief Executive Officer of Brown & Brown, Inc. and has been in the insurance business since 1959. Mr. Brown also serves as a director of Rock Tenn Co., SunTrust, Inc., BellSouth Corporation, and FPL Group, Inc.

Mr. Brian Z. France, a director since 1994, has served as NASCAR's Chairman and Chief Executive Officer since 2003, Executive Vice President since 2000 and Vice Chairman since 2002. Previously, he served as NASCAR's Senior Vice President since 1999. He had served as NASCAR's Vice President of Marketing and Corporate Communications since December 1992.

Mr. William P. Graves, a director since September 2003, has served as President and Chief Executive Officer of the American Trucking Association since January 2003. Mr. Graves served as Governor of the State of Kansas from January 1995 until January 2003.

Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law for more than twenty years and currently is Of Counsel with Kinsey Vincent Pyle, LC.

Mr. Raymond K. Mason, Jr., a director since 1981, had served as Chairman and President of American Banks of Florida, Inc., Jacksonville, Florida, from 1978 until its sale in 1998. From 1998 to the present, Mr. Mason has served as President of Center Bank of Jacksonville, N.A. (until August 2001, this entity was known as RCK, Inc.).

Mr. Gregory W. Penske, a director since July 1999, served as our Senior Vice President-Western Operations from July 1999 until January 2002. Mr. Penske had been a director of Penske Motorsports since its formation and President and Chief Executive Officer since July 1, 1997. Prior to July 1, 1997, Mr. Penske served as an Executive Vice President of Penske Motorsports since February 1996. In addition, Mr. Penske served as President of the California Speedway from January 1997 to January 1999. Mr. Penske is also the President and CEO of Penske Automotive Group, Inc., and has served in that position since December 1993. Mr. Penske is also a member of the board of directors of Alltel Corp.

Mr. Edward H. Rensi, a director since January 1997, is Chairman & CEO of Team Rensi Motorsports. Mr. Rensi was an executive consultant with McDonald's Corporation from 1997 to 1998. He served as President and Chief Executive Officer of McDonald's USA from 1991 until his retirement in 1997. He is also a director of Snap-On Tools.

Mr. Lloyd E. Reuss, a director since January 1996, served as President of General Motors Corporation from 1990 until his retirement in January 1993. Mr. Reuss also serves as a director of Handleman Corp., and United States Sugar Company.

Mr. Thomas W. Staed, a director since 1987, is Chairman of Staed Family Associates, Ltd., and had served as President of Oceans Eleven Resorts, Inc., a hotel/motel business, from 1968 to 1999.

Messrs. Aiello, Brown, Graves, Mason, Rensi, Reuss, and Staed are considered "independent" by the Board of Directors as that term is presently defined in Rule 4200(a)(15) of the NASD listing standards.

Certain Relationships and Related Transactions

All of the racing events that take place during our fiscal year are sanctioned by various racing organizations such as the American Historic Racing Motorcycle Association, the American Motorcyclist Association, the Automobile Racing Club of America, the Clear Channel - Championship Cup Series, the Federation Internationale de l'Automobile, the Federation Internationale Motocycliste, Grand American Road Racing Association ("Grand American"), Historic Sportscar Racing, the International Race of Champions, IPOWERacing, Indy Racing League, NASCAR, the National Hot Rod Association, the Sports Car Club of America, the Sportscar Vintage Racing Association, the United States Auto Club and the World Karting Association. NASCAR, which sanctions some of our principal racing events, is a member of the France Family Group which controls in excess of 60% of the combined voting power of our outstanding stock, and some members of which serve as our directors and officers. Standard NASCAR sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. Prize and point fund monies paid by us to NASCAR from continuing operations for disbursement to competitors, which are exclusive of NASCAR sanction fees, totaled approximately $102.5 million for the fiscal year ended November 30, 2004. Prize and point fund monies paid by us to NASCAR for disbursement to competitors for events at North Carolina Speedway ("North Carolina") and Nazareth Speedway ("North Carolina") included in discontinued operations totaled approximately $5.4 million for the fiscal year ended November 30, 2004.

NASCAR contracts directly with certain network providers for television rights to the entire NASCAR NEXTEL Cup and NASCAR Busch series schedules. Event promoters share in the television rights fees in accordance with the provision of the sanction agreement for each NASCAR NEXTEL Cup and NASCAR Busch series event. Under the terms of this arrangement, NASCAR retains 10% of the gross broadcast rights fees allocated to each NASCAR NEXTEL Cup or NASCAR Busch series event as a component of its sanction fees and remits the remaining 90% to the event promoter. The event promoter pays 25% of the gross broadcast rights fees allocated to the event as part of the previously discussed prize money paid to NASCAR for disbursement to competitors. Our television broadcast and ancillary rights fees from continuing operations received from NASCAR for the NASCAR NEXTEL Cup and NASCAR Busch series events conducted at our wholly-owned facilities were $188.9 million in fiscal year 2004. Television broadcast and ancillary rights fees received from NASCAR for the NASCAR NEXTEL Cup and NASCAR Busch series events held at North Carolina and the NASCAR Busch Series event held at Nazareth and included in discontinued operations totaled approximately $9.3 million for the fiscal year ended November 30, 2004.

In addition, we share a variety of expenses with NASCAR in the ordinary course of business. NASCAR pays rent, as well as a related maintenance fee (allocated based on square footage), to us for office space in our corporate office complex in Daytona Beach, Florida. These rents are based upon estimated fair market lease rates for comparable facilities. NASCAR pays us for various tickets and credentials, program advertising, catering services, suites, participation in a NASCAR racing event banquet, exhibit and display space, track and other equipment rentals based on similar prices paid by unrelated, third party purchasers of similar items. We pay NASCAR for certain advertising, participation in NASCAR racing series banquets and the use of NASCAR trademarks and intellectual images and rents production space for NEXTEL Vision based on similar prices paid by unrelated, third party purchasers of similar items. NASCAR also reimburses us for 50% of the compensation paid to certain personnel working in our legal, risk management and transportation departments, as well as 50% of the compensation expense associated with certain receptionists. We reimburse NASCAR for 50% of the compensation paid to two of the personnel working in NASCAR's legal department. Our payments to NASCAR for MRN Radio's broadcast rights to NASCAR Craftsman Truck races represents an agreed-upon percentage of our advertising revenues attributable to such race broadcasts. NASCAR's reimbursement for use of our telephone system, mailroom, janitorial services, security services, catering, graphic arts, photo and publishing services, and our reimbursement of NASCAR for use of corporate aircraft, is based on actual usage or an allocation of total actual usage. The aggregate amount received from NASCAR by us for shared expenses, net of amounts paid by us for shared expenses, totaled approximately $1.2 million during fiscal 2004.

Grand American sanctions various events at certain of our facilities. While certain of our officers and directors are equity investors in Grand American, no officer or director has more than a 10% equity interest. In addition, certain of our officers and directors, representing a non-controlling interest, serve on Grand American's Board of Managers. Standard Grand American sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by Grand American to participants in the events. Sanction fees paid by us to Grand American totaled approximately $924,000 for the year ended November 30, 2004.

In addition, we share a variety of expenses with Grand American in the ordinary course of business. Grand American pays rent to us for office space in our corporate office complex in Daytona Beach, Florida. These rents are based upon estimated fair market lease rates for comparable facilities. Grand American purchases various program advertising, sponsorship, catering services, hospitality and track and equipment rentals from us based on similar prices paid by unrelated, third party purchasers of similar items. We pay Grand American for the use of Grand American's trademarks based on similar prices paid by unrelated, third party purchasers of similar items. Grand American's reimbursement for use of our telephone system, mailroom, security, graphic arts, photo and publishing services is based on actual usage or an allocation of total actual usage. The aggregate amount received from Grand American by us for shared expenses, net of amounts paid by us for shared expenses, totaled approximately $226,000 during fiscal 2004.

We strive to ensure, and management believes that, the terms of our transactions with NASCAR and Grand American are no less favorable to us than could be obtained in arms-length negotiations. During fiscal 2004, certain members of the France Family Group paid us for the utilization of security services, purchase of catering services, event tickets, maintenance services, event planning and certain equipment. In addition, during fiscal 2004, we provided publishing and distribution services for Game Change Marketing, LLC, and tickets to Brand Sense Marketing, which are companies owned by a France Family Group member and leased certain parcels of land from WCF and JCF, LLC, which is owned by France Family Group members. The land parcels are used primarily for parking during the events held at Martinsville Speedway. The amounts paid for these items were based on actual costs incurred, similar prices paid by unrelated third party purchasers of similar items or estimated fair market values. The aggregate amount received by us for these items, net of amounts paid, totaled approximately $266,000 during fiscal 2004.

We have collateral assignment split dollar insurance agreements covering the lives of William C. France and James C. France and their respective spouses. Pursuant to the agreements, we advanced the annual premiums of approximately $1.2 million each year for a period of eight years which ended in fiscal 2002. Upon surrender of the policies or payment of the death benefits thereunder, we are entitled to repayment of an amount equal to the cumulative premiums previously paid by us. We may cause the agreements to be terminated and the policies surrendered at any time after the cash surrender value of the policies equals the cumulative premiums advanced under the agreements. We recorded the insurance expense net of the increase in cash surrender value of the policies associated with these agreements.

Crotty & Bartlett, P.A., a law firm controlled by siblings of W. Garrett Crotty, one of our executive officers, leases office space located in our corporate office complex in Daytona Beach, Florida. We engage Crotty & Bartlett for certain legal and consulting services. The aggregate amount paid to Crotty & Bartlett by us for legal and consulting services, net of amounts received by us for leased office space, totaled approximately $119,000 during fiscal 2004.

J. Hyatt Brown, one of our directors, serves as President and Chief Executive Officer of Brown & Brown, Inc. Brown & Brown has received commissions for serving as our insurance broker for several of our insurance policies, including our property and casualty policy, certain employee benefit programs and the split-dollar arrangements established for the benefit of William C. France, James C. France and their respective spouses. The aggregate commissions received by Brown & Brown in connection with our policies were approximately $390,000, during fiscal 2004.

Kinsey, Vincent Pyle, L.C., a law firm which Christy F. Harris, one of our directors, joined in fiscal 2004, provided legal services to us during fiscal 2004. We paid approximately $301,000 for these services, which were charged to us on the same basis as those provided other clients.

Raceway Associates, LLC ("Raceway Associates") is owned 75% by Motorsports Alliance, LLC ("Motorsports Alliance") and 25% by the former owners of the Route 66 Raceway, LLC. Edward H. Rensi, one of our directors, owns approximately 1.28% of Raceway Associates. We own an indirect equity investment in Chicagoland Speedway through our equity investment in Motorsports Alliance. We pay Chicagoland Speedway a rights fee to sell programs and radio broadcasts and in fiscal 2004 additional rights fees to sell merchandise as well as rights fees for advertising related to the events held at the facility. Chicagoland pays us for the purchase of programs and for costs related to the use of our jet dryers at its events. The net amounts paid by us were approximately $621,000 during fiscal 2004.

Pursuant to the merger agreement for the Penske Motorsports, Inc. acquisition, we were originally obligated to place up to three individuals designated by Penske Performance, Inc., on our board of directors and to include such designees as nominees recommended by our Board of Directors at future elections of directors by shareholders, based upon the amount of our stock held by Penske Performance, Inc. As the holdings of Penske Performance, Inc. have fallen to less than 2% percent of the aggregate shares of our outstanding Class A and Class B Common Stock, we are no longer obligated to include any individuals designated by Penske Performance, Inc. as nominees for our board of directors. Until April 2003 Messrs. Roger S. Penske, Gregory W. Penske and Walter P. Czarnecki were the designees of Penske Performance, Inc. serving on our Board of Directors. Mr. Gregory W. Penske remains on our Board of Directors. Penske Performance, Inc. is wholly-owned by Penske Corporation. Mr. Gregory W. Penske is also an officer and director of Penske Performance, Inc. and other Penske Corporation affiliates, as well as the son of Roger S. Penske. Roger S. Penske beneficially owns a majority of the voting stock of and controls Penske Corporation and its affiliates. We rented Penske Corporation and its affiliates certain facilities for a driving school and sold hospitality suite occupancy and related services, merchandise and accessories to Penske Corporation, its affiliates and other related companies. In a special promotional arrangement designed to grow demand while maintaining price integrity, we sold approximately 8,000 tickets for certain events at discounts greater than those afforded any other ticket purchaser to Penske Automotive Group, one of the largest automobile retailers in Southern California, which effected distribution of those tickets. Also, Penske Truck Leasing rented certain vehicles and sold related supplies and services to us. In fiscal 2004, the aggregate amount received from Penske Corporation, its affiliates and other related companies, net of amounts paid by us, totaled approximately $2.4 million for the aforementioned goods and services.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended November 30, 2004, Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended November 30, 2004, and written representations furnished to us, Messrs. Graham and Staed each failed to file on a timely basis one report on Form 4 concerning a sale. There is no other person who, at any time during the fiscal year, was a director, officer, or beneficial owner of more than ten percent of any class of our securities that failed to file on a timely basis reports required by section 16(a) of the Exchange Act during the fiscal year ended November 30, 2004.

Director Meetings and Committees

Our Board of Directors met six times during fiscal 2004. Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Growth & Development Committee.

The functions of the Audit Committee (which presently consists of Messrs. Aiello, Brown, and Mason) include (i) meeting with auditors to discuss the scope, fees, timing and results of the annual audit, (ii) reviewing our consolidated financial statements, and (iii) performing other duties deemed appropriate by the Board. The Board of Directors has adopted a written charter for the Audit Committee, which is available on our Internet website at www.iscmotorsports.com. The Board of Directors has determined all of the members of the Audit Committee are qualified as audit committee financial experts (as defined by the SEC) and "independent" (as independence is presently defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards). The Audit Committee met ten times during fiscal 2004.

The functions of the Compensation Committee (which presently consists of Messrs. Rensi, Reuss, and Staed) include (i) reviewing existing compensation levels of executive officers, (ii) making compensation recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Compensation Committee met two times during fiscal 2004.

The functions of the Nominating and Corporate Governance Committee (which presently consists of Messrs. Brown, Graves and Rensi) include (i) selecting and recommending to the Board director nominees for election at each annual meeting of shareholders, as well as director nominees to fill vacancies arising between annual meetings, (ii) reviewing and recommending to the Board changes to the compensation package for directors, (iii) reviewing and, if appropriate, making changes to the responsibilities of directors and the qualifications for new nominees, (iv) annually assessing the Board's effectiveness as a whole as well as the effectiveness of the individual directors and the Board's various committees, (v) reviewing and recommending to the Board changes to the corporate governance standards for the Board and its committees, and (vi) performing other duties deemed appropriate by the Board. The Nominating and Corporate Governance Committee was established during fiscal 2004. It did not meet during fiscal 2004.

During the last full fiscal year, Mr. Penske attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he served. All other directors attended 75% or more of the aggregate of such meetings.

Director Nomination Process

A current copy of the Nominating and Corporate Governance Committee charter is available on our Internet website at www.iscmotorsports.com. Each director on the Nominating and Corporate Governance Committee is "independent" (as independence is presently defined by the National Association of Securities Dealers' listing standards).

As part of its process and procedures, the Nominating and Corporate Governance Committee considers director candidates recommended by security holders. All recommendations of director candidates by shareholders will be furnished to the Nominating and Corporate Governance Committee and will be considered in the same manner and according to the same criteria as would all other director candidates.

At the present time there have been no material changes to the procedures by which security holders may recommend nominees to our board of directors. Shareholders who wish to nominate directors for election at an annual meeting of shareholders are required to follow the procedures contained in Article VI of our Amended and Restated Articles of Incorporation, which are available on our Internet website at www.iscmotorsports.com. Nominations must be in writing, addressed to the Secretary, and must be received in writing not less than 120 days nor more than 180 days prior to the first anniversary of the date of our notice of annual meeting of shareholders provided for the previous year's annual meeting. The shareholder's notice to the Secretary must set forth (i) certain information regarding the nominee, such as name, age and principal occupation, and (ii) certain information regarding the shareholder(s) such as the name and record address of the shareholder(s) and the number of shares of our capital stock such shareholder(s) own. No person will be eligible for election as a director unless nominated in accordance with these procedures.

As stated in its charter, the Nominating and Corporate Governance Committee will annually assess the Board's effectiveness, including the core competencies and qualifications of members of the Board. If the Nominating and Corporate Governance Committee deems it necessary, it may select and retain an executive search firm to identify qualified candidates to serve as members of the Board.

The Nominating and Corporate Governance Committee believes that members of and nominees to the Board should reflect expertise in one or more of the following areas: accounting and finance, business of motorsports, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development and executive compensation. All nominees to our board of directors will be considered by the Nominating and Corporate Governance Committee with these criteria in mind.

Shareholder Communications to the Board

Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by mailing correspondence in the following manner:

International Speedway Corporation
Legal Department
1801 W. International Speedway Blvd.
Daytona Beach, Florida 32114
Attention: Board of Directors

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Legal Department will initially receive and process communications before forwarding them to the addressee. All communications will be forwarded to the addressee(s).

It is our policy to hold the annual meeting of directors immediately following the annual meeting of shareholders. All Board members are invited to attend the annual meeting of shareholders and are encouraged to attend. In fiscal 2004, all Board members attended the annual meeting of shareholders.

Code of Ethics

Our Audit Committee has adopted a code of ethics that applies to our senior financial officers including our principal executive officer, principal financial officer and principal accounting officer. A copy of that code of ethics is available on our Internet website at www.iscmotorsports.com. We intend to satisfy our disclosure obligations regarding any amendment to, or waiver from, any provision of our code of ethics that applies to any of our senior financial officers by posting that information on our Internet website. At the present time there have been no amendments or waivers.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement of Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90 "Communications with Audit Committees." In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board, including Independence Standards Board Standard No.1, and considered the compatibility of non-audit services with the auditors' independence.

The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held ten meetings during fiscal year 2004.

In reliance on the reviews and discussions referred to above, the Committee approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended November 30, 2004 for filing with the Securities and Exchange Commission. In April 2004, the Committee approved the selection of the Company's independent auditors which performed the fiscal 2004 annual audit of the Company's financial statements, the effectiveness of the Company's internal control over financial reporting and management's assessment, testing and evaluation of the operating effectiveness of the Company's controls over financial reporting.

J. Hyatt Brown, Chairman
Raymond K. Mason, Jr.
 Larry Aiello, Jr.

 REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors intends to appoint Ernst & Young LLP, a registered independent public accounting firm, as auditors for the fiscal year ending November 30, 2005 prior to the 2005 Annual Meeting of Shareholders. Ernst & Young LLP, and its predecessors have served as our auditors since 1966. Representatives of Ernst & Young LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

For the year ended November 30, 2004, we paid Ernst & Young LLP approximately $952,675 for the annual audit including the audit of internal controls and approximately $36,825 for audit related services and $386,965 for tax and all other services, respectively. There were no fees billed by Ernst & Young LLP for consulting services in connection with financial information systems design and implementation or for internal audit services during the fiscal year ended November 30, 2004.

The information presented below discloses the aggregate fees billed to us for each of the last two fiscal years by Ernst & Young LLP, our independent auditors.

Audit Fees

Fiscal 2004 - $952,675. Fiscal 2003 - $377,650.

This category includes fees for professional services rendered for the audit of our annual financial statements, the review of financial statements included in our Form 10-Q, the audit of our internal controls and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. The 2004 fees include fees related to our Form S-4 filing and the 2003 fees included fees related to our Form S-3 filing.

Audit-Related Fees

Fiscal 2004 - $36,825. Fiscal 2003 - $5,900.

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included in Audit Fees above. The nature of the services comprising the fees disclosed in this category for fiscal 2004 are primarily accounting advisory services regarding the disposition of North Carolina Speedway and the acquisition of Martinsville Speedway.

Tax Fees

Fiscal 2004 - $386,965. Fiscal 2003 - $306,387.

This category includes fees for professional services that are rendered for tax compliance, tax advice, and tax planning. The nature of the services comprising the fees disclosed in this category for fiscal 2004 are tax return preparation, review of estimated tax payments, assistance with state and federal tax audits, advice regarding the Martinsville acquisition and the North Carolina disposition, and other tax advisory services.

All Other Fees

There were no other fees for products and services that are not disclosed in the previous categories.

Audit Committee Pre-approval Policies and Procedures

The audit committee, or one of its members who has been delegated pre-approval authority, considers and has approval authority over all engagements of the independent auditors. If a decision on an engagement is made by an individual member, the decision is presented at the next meeting of the audit committee. All of the engagements resulting in the fees disclosed above for fiscal 2004 were approved by the audit committee prior to the engagement.

COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

Pursuant to the Charter of the Compensation Committee of the Board of Directors, which was adopted by International Speedway Corporation's Board of Directors on April 7, 2004, Executive Officer Compensation is overseen by the Compensation Committee of the Board of Directors, which is composed entirely of independent directors. A copy of the Charter may be viewed on the Company's website at http://www.iscmotorsports.com.

Philosophy And Policies.

Executive Officer Compensation is structured and administered to offer competitive compensation based on the Executive Officer's contribution and personal performance in support of International Speedway Corporation's strategic plan and business mission.

The corporate compensation plan, including salary ranges and bonus structure, is reviewed and reevaluated every year. As part of the overall compensation plan International Speedway Corporation's Executive Officers are grouped in structured pay grades based upon job responsibility and description. Each grade has an established range for annual salary. The salary ranges for each grade have been evaluated annually and adjusted when appropriate by the Compensation Committee based upon changes in market conditions and International Speedway Corporation's performance factors.

Corporate Performance Measures Used To Determine Executive Officer Compensation.

Based on International Speedway Corporation's performance (determined subjectively by the Committee in accordance with the sound business judgment of its members after consideration of earnings per share, revenue growth and established salary ranges), the Committee established a total pool of dollars which was used to provide for increases in annual salary compensation to all employees including the Executive Officers other than the Chairman, the Vice Chairman/CEO and the President. Because salaries for the fiscal year ended 11/30/2004 were established prior to April 7, 2004, the Compensation Committee recommended a proposed salary for the Chairman, the Vice Chairman/CEO and the President to the entire Board of Directors (other than the Chairman, the Vice Chairman/CEO and the President), which approved the salaries as recommended by the Compensation Committee.

Salary Compensation.

Because salaries for the fiscal year ended 11/30/2004 were established prior to April 7, 2004, all other Executive Officers' annual salaries were set by the Vice Chairman/CEO and the President, who were given the authority to set all salaries other than their own so long as (1) the total pool of available dollars allocated for annual salary compensation for Executive Officers was not exceeded and (2) provided each Executive Officer's annual salary was within the established range for the salary grade. In setting Executive Officer salaries the Vice Chairman/CEO and the President considered (1) International Speedway Corporation's performance as measured against management goals approved by the Board of Directors, (2) personal performance in support of International Speedway Corporation's goals as measured by annual evaluation criteria, and (3) intangible factors and criteria such as payments by competitors for similar positions although no particular weighting of the factors or formula was used.

In recommending the annual salaries of the Chairman, the Vice Chairman/CEO and the President, the Committee considered similar criteria as well as the Committee members' assessment of International Speedway Corporation's financial size and condition.

Incentive Compensation.

International Speedway Corporation has an Annual Incentive Compensation Plan for Management in which the Executive Officers participate. As a result Executive Officer Compensation is significantly at risk. Planned incentive compensation for Executive Officers can be as high as 55% of total annual compensation.

Each Executive Officer is assigned a target bonus opportunity based on corporate and personal goals for the year. The actual bonus for each Executive Officer will range from 0% to more than 150% of the target depending upon results of corporate and personal performance during the year. The current corporate financial measurements are earnings per share based on budget, revenue based on budget, operating margin based on budget and management of corporate general expense budget. These may vary from year to year as established by the Compensation Committee. Personal performance factors are based on individual (functional) objectives and are tailored for each Executive Officer. A portion of each Executive Officer's incentive award will be based upon the Vice Chairman/CEO and the President's discretionary judgment of the individual's overall performance during the plan year.

The incentive compensation for all officers, including the Chairman, Vice Chairman/CEO and the President, is approved by the Compensation Committee.

Long Term Incentive Plan Compensation

1996 Long-Term Stock Incentive Plan. International Speedway Corporation's 1996 Long‑Term Stock Incentive Plan (the "1996 Plan") was adopted by the Board of Directors in September 1996. It was approved by the written consent of the holders of a majority of the outstanding shares of International Speedway Corporation in November 1996.

The 1996 Plan authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights ("SARs") and restricted stock to employees and consultants capable of contributing to International Speedway Corporation's performance. The 1996 Plan reserved an aggregate of 1,000,000 shares (subject to adjustment for stock splits and similar capital changes) of class A common stock for grants under the 1996 Plan. Incentive Stock Options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1996, as amended.

The Board of Directors has designated the Compensation Committee (the "Committee") to administer the 1996 Plan. Awards under the 1996 Plan will contain such terms and conditions consistent with the 1996 Plan as the Committee in its discretion approves.

The Committee has discretion to administer the 1996 Plan in the manner that it determines, from time to time, is in the best interest of International Speedway Corporation. For example, the Committee will fix the terms of stock options, SARs and restricted stock grants and determine whether, in the case of options and SARs, they may be exercised immediately or at a later date or dates. Awards may also be granted subject to conditions relating to continued employment and restrictions on transfer. In addition, the Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant's rights or cash settlement upon a change in control of International Speedway Corporation. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the 1996 Plan. In addition, all questions of interpretation of the 1996 Plan will be determined by the Committee.

Awards of restricted shares of class A common stock were made under the 1996 Plan on April 1 in 1998, 1999, 2000, 2001, 2002 and 2003, and on May 1, 2004. These awards were, based upon fiscal 1997, 1998, 1999, 2000, 2001, 2002 and 2003 results. The amount of these April 1 and May 1 awards was based upon International Speedway Corporation's performance as measured against annual financial goals established in advance by the Board of Directors. The April 1 and May 1 awards of restricted shares of class A common stock are initially restricted and will not immediately vest to the participant, but instead most carry a continued employment restriction of 3 years on 50% of the grant and 5 years on the other 50% of the grant, though the May 1, 2004 awards carry a continued employment restriction of 35 months on 50% of the grant and 59 months on the other 50% of the grant. If employment ends prior to the expiration of the vesting period for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) all or a portion of the unvested and unearned restricted shares may be allowed to vest. Termination of employment for any other reason will result in forfeiture of all unvested and unearned shares. Awards of restricted shares of class A common stock under the 1996 Plan are to be made April 1, 2005, based upon fiscal 2004 results and will carry restrictions equivalent to those imposed on the awards made on April 1 in 1998 - 2003 and awards made on May 1, 2004.

Additionally, awards of restricted shares of class A common stock were made under the 1996 Plan on May 1, 2002. These May 1 awards were made based upon individual compensation considerations unique to the officers receiving the awards. These May 1 awards of restricted shares of class A common stock are initially restricted and will not immediately vest to the participant, but instead carry a continued employment restriction of 35 months on 50% of the grant and 59 months on the other 50% of the grant. In January and April of 2003 and May of 2004, the Company awarded and issued 683, 1,468 and 764, respectively, restricted shares of the Company's class A common stock to certain managers and officers under the 1996 Plan. These shares of restricted shock vested on July 3, 2003, October 1, 2003 and November 1, 2004, respectively. Similar awards are not planned for fiscal 2005.

Prior to vesting the participant may vote the shares and receive dividends on the restricted shares as granted. Prior to vesting the certificates for the restricted shares will be held in escrow by International Speedway Corporation. After vesting the certificates for the restricted shares will be delivered to the participant. International Speedway Corporation has the right of first refusal to buy any stock issued (and vested) under the 1996 Plan that any participant wishes to sell.

Commencing with the April 2000 annual meeting, a portion of each non-employee director's compensation became awards of options to acquire class A common stock under the 1996 Plan (see "Director Compensation"). The non-employee director options are issued on the date of the annual shareholder meeting each year, were and are valued using the Black-Scholes method, have an exercise price equal to the market price of the class A common stock on the date of the grant, are first exercisable one year after the date of the grant, and expire on the tenth anniversary of the date of the grant. Additional options to acquire class A common stock under the 1996 Plan are to be awarded to non-employee directors on the date of the 2005 annual meeting.

In May 2002 and May 2004, selected non-officer managers of International Speedway Corporation were each granted an option to purchase 1,000 shares of class A common stock at an exercise price equal to the market price of the class A common stock on the date of the grant. These options were granted to 13 non-officer managers on May 1, 2002, 27 non-officer managers on May 1, 2004 and 1 non-officer manager on May 14, 2004. These options become exercisable over a two and one-half year period and expire on the tenth anniversary of the date of the grant. If employment ends prior to the exercise of the options for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) all or a portion of the then exercisable options may be exercised within certain time limits. Termination of employment for any other reason will result in forfeiture of all unexercised options. There is no plan to make similar awards in fiscal 2005.

Collateral Assignment Split-Dollar Insurance

In October 1995, based upon evaluation and recommendation of the Compensation Committee, International Speedway Corporation entered into collateral assignment split‑dollar insurance agreements covering the lives of William C. France, the then-Chairman/CEO and James C. France, the then-President and their respective spouses. Pursuant to the agreements, International Speedway Corporation advanced annual premiums of approximately $1.2 million each year for a period of eight years, which ended in fiscal 2002. Upon surrender of the policies or payment of the death benefits thereunder, International Speedway Corporation is entitled to the repayment of an amount equal to the cumulative premiums it has paid. Although Securities and Exchange Commission rules require disclosure of the entire premium advanced in the Summary Compensation Table, the Compensation Committee determined the compensation aspect of the plan was actually less than the total premium because of the repayment requirement and represented reasonable and appropriate compensation to the covered executives, when considered in light of their total compensation package.

Vice Chairman/Ceo Compensation Bases.

The Compensation Committee determined a 3% increase in Vice Chairman/CEO compensation was appropriate for 2004 in light of continued corporate performance.

Thomas W. Staed
Lloyd E. Reuss
Edward H. Rensi

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

During the fiscal year ended November 30, 2004, we paid each non-employee director for their service as a director with (i) a $15,000 annual retainer which each non-employee director can elect to receive in either cash or options to acquire Class A common stock (at the 2004 Annual Meeting of Shareholders this amount was increased from $10,000); (ii) an annual grant of options worth $20,000 to acquire Class A common stock; and (iii) a $1,500 fee for each meeting of the Board of Directors attended and a $1,000 fee (at the 2004 Annual Meeting of Shareholders this amount was increased from $750) for each Board committee meeting attended. Options are issued pursuant to the 1996 Long-Term Stock Incentive Plan, and valued using the Black-Scholes method. The value of the aggregate retainers and fees paid to non-employee directors in cash or options with respect to fiscal 2004 services totaled approximately $309,250. We also reimburse directors for all expenses incurred in connection with their activities as directors.

Performance Graph

The rules of the SEC require us to provide a line graph covering at least the last five fiscal years and comparing the yearly percentage change in our total shareholder return on a class of our common stock with the cumulative total return of a broad equity index, assuming reinvestment of dividends, and the cumulative total return, assuming reinvestment of dividends, of a published industry or line‑of‑business index; peer issuers selected in good faith; or issuers with similar market capitalization. The graph below compares the cumulative total five year return of our class A common stock with that of the NASDAQ Stock Market Index (U.S. Companies) and with the 40 NASDAQ issues (U.S. companies) listed in SIC codes 7900‑7999, which encompasses service businesses in the amusement, sports and recreation industry, which includes indoor operations that are not subject to the impact of weather on operations, and pari‑mutual and other wagering operations. We conduct large outdoor sporting and entertainment events that are subject to the impact of weather, and we are not involved in pari‑mutual or other wagering. The stock price shown has been estimated from the high and low prices for each quarter for which the close is not available. Because of the unique nature of our business and the fact that public information is available concerning only a limited number of companies involved in the same line of business, and no public information is available concerning other companies in our line of business, we do not believe that the information presented below is meaningful.

Comparison of Five-Year Cumulative Return* Among
International Speedway Corp., NASDAQ SIC 7900 Index and NASDAQ Stock Market Index

* Assumes $100 investment in the common stock of International Speedway Corporation, Nasdaq Stocks SIC 7900-7999 (US Companies) and Nasdaq Stock Market Indices on November 30, 1999 (US Companies) with dividend reinvestment.

Executive Compensation

The following table sets forth the total compensation we paid for services rendered during the last three fiscal years to all persons who served as our Chief Executive Officer during any portion of fiscal 2004 and our four other most highly compensated executive officers during fiscal 2004.

	Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)(1)	Restricted Stock Awards ($) (2)	All Other Compensa- tion ($) (3)

James C. France	2004	$500,837	$337,175	$ 5,772	$243,237	$ 25,266
Chief Executive	2003	$461,668	$195,797	$ 9,895	$177,906	$ 23,842
Officer	2002	$437,800	$141,827	$ 6,495	$208,527	$393,009

William C. France	2004	$516,028	$347,281	$ 3,532	$325,556	$ 26,248
Chairman	2003	$499,500	$236,304	$ 3,601	$238,077	$ 27,293
	2002	$483,500	$191,502	$10,577	$274,956	$461,771

Lesa France Kennedy	2004	$408,110	$250,200	$ 0	$142,610	$ 16,213
President	2003	$325,325	$121,113	$ 0	$130,676	$ 15,157
	2002	$299,569	$113,167	$ 0	$169,837	$ 14,515

John R. Saunders	2004	$330,120	$141,968	$ 184	$ 83,588	$ 15,969
Executive Vice President &	2003	$292,077	$ 97,426	$ 4,032	$ 73,510	$ 14,800
Chief Operating Officer	2002	$259,209	$ 79,263	$ 8,010	$104,446	$ 14,161

H. Lee Combs	2004	$287,073	$103,836	$ 1,357	$ 83,588	$ 16,130
Senior Vice President -	2003	$278,584	$ 95,092	$ 1,527	$ 61,131	$ 14,968
Corporate Development	2002	$272,528	$ 77,346	$ 6,423	$ 76,718	$ 14,162

(1)     The compensation reported in this column consists of amounts reimbursed during the year for the payment of taxes. Perquisites and other personal benefits, securities or property (valued at our aggregate incremental cost) are included in "All Other Compensation" because the value is less than the lesser of either $50,000 or 10% of the total of annual salary and bonus for the named executive officer.

(2)     Reflects the aggregate market value of shares awarded under our 1996 Long‑Term Stock Incentive Plan (calculated as of the date of the award). The indicated awards were made in April or May with respect to services rendered in the prior fiscal year.

(3)     The compensation reported in this column consists of (i) payments for insurance, including premium payments and related expense for split‑dollar and other life insurance, accidental death and dismemberment insurance, group health insurance, and long and short term disability insurance, and (ii) contributions to our 401(k) plan. The amounts applicable to each Named Officer for each category for fiscal 2004 are as follows: William C. France ($26,248, and $0, respectively); James C. France ($17,066, and $8,200, respectively); Lesa France Kennedy ($8,013, and $8,200, respectively); John R. Saunders ($7,769, and $8,200, respectively); and H. Lee Combs ($7,930, and $8,200, respectively). Pursuant to the split‑dollar life insurance arrangements, the premiums will be repaid to us in future periods.

VOTING PROCEDURE

With respect to the election of directors, the person receiving a plurality of the votes cast by shares entitled to vote for the position being filled shall be elected. We know of no other items to come before the meeting other than those stated above. On any other item that should come before the meeting, the matter shall be decided by a majority of the votes cast by shares entitled to vote at the meeting.

In advance of the meeting we will appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled at the meeting by the person presiding. The inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots and consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots and consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them, and execute a certificate of any fact found by him or them.

Dissenters' Right of Appraisal

We do not anticipate that any matter will be acted upon at the meeting that would give rise to rights of appraisal or similar rights of dissenters.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, information statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also obtain information about us at the offices of the National Association of Securities Dealers, 1735 K St., N.W., Washington, D.C. 20006.

By Order of the Board of Directors

W. Garrett Crotty Senior Vice President, Secretary and General Counsel
March 4, 2005